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                                                                  Exhibit 10-b-1


                              NORDSON CORPORATION

                       RESOLUTION AMENDING 1979 EMPLOYEES
                    STOCK OPTION PLAN TO PROVIDE FOR OPTIONS
                          EXERCISABLE IN INSTALLMENTS

                                 April 20, 1982



                  RESOLVED, that Section 7(a) of the Company's 1979 Employees Stock Option Plan (the "Option Plan") be, and hereby is, amended to read as follows:

                  (a) Each option shall become exercisable at such
            time or times, wholly or in such installments, as the Committee may determine at the time of grant. Any option that, at the time of grant, is exercisable in installments may be subsequently accelerated to the extent determined by the Committee, provided that no part of an option, as accelerated, shall become exercisable before the first installment of the option, prior to acceleration, would have become exercisable.